                                                                     Exhibit 4.3


                                 AMENDMENT NO. 1
                         TO THE ASSET PURCHASE AGREEMENT


          AMENDMENT NO. 1, dated as of February 28, 2003, (the "Amendment No. 1"), to the Asset Purchase Agreement, dated as of February 3, 2003 (as amended, supplemented or otherwise modified from time to time, the "Agreement") by and among Empaques de Carton Titan, S.A. de C.V. (the "Seller"), Corporacion Durango, S.A. de C.V. ("Durango"), and Empaques Moldeados de America Tecnologias, S.R.L. de C.V. (the "Buyer" and, together with the Seller and Durango, the "Parties").

                              W I T N E S S E T H:

          WHEREAS, the Parties wish to amend the Agreement; and

          WHEREAS, pursuant to Section 13.2 of the Agreement, the Agreement may be amended pursuant to a written agreement among the Parties;

          NOW, THEREFORE, in consideration of the premises herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

          1. Definitions. Unless otherwise defined herein or amended hereby, capitalized terms used herein which are defined in the Agreement, as amended at any time and from time to time hereafter, shall have the meanings ascribed to them in the Agreement.

          2.  Amendments to the Agreement.

          (a) Article III is hereby amended by adding the following at the end thereof:

          Section 3.29. Certain Equipment. None of the items listed on Schedule
          3.29 is included in the Acquired Assets or reflected as an asset on the Reference Balance Sheet.

          (b) The Schedules to the Agreement are hereby amended by adding
Schedule 3.29 thereto. A copy of Schedule 3.29 is attached hereto.

          (c) The Schedules to the Agreement are hereby amended by adding
Schedule 2.11 thereto. A copy of Schedule 2.11 is attached hereto.

          (d) Section 5.7 is hereby amended and restated to read in its entirety as follows:

          Section 5.7. Use of Proceeds. The Seller shall use the proceeds of the Purchase Price lawfully and strictly in accordance with the applicable requirements of any Contract, waiver, consent or other instrument to which it or any of its Affiliates is a party, other than any such requirement which has been waived in writing by the other parties to such Contract on or prior to the Closing Date, and otherwise in accordance with the terms of such Contract, waiver, consent or other instrument.

          (e) Sectdion 7.7(a) is hereby amended and restated to read in its entirety as follows:

          Section 7.7. Notification of Customers. (a) No later than three Business Days prior to the Closing date, the Seller shall provide written notice, substantially in the form of Exhibit Q-1 or Exhibit Q-2, to each customer of the Seller that owes the Seller any amount under any outstanding account receivable of the Business informing such customer of the execution of this Agreement and the Seller's intent to assign all accounts receivable of the Business outstanding at the Closing Date to the Buyer.

          (f) Article VII is hereby amended by adding the following at the end thereof:

          Section 7.11. Final VAT Invoice. On or prior to the fifth Business Day after the Closing Date, the Seller shall deliver to the Buyer an invoice (the "Final VAT Invoice") for the Assessed Acquired Assets (other than the Real Property included therein) that (a) is prepared in accordance with Mexican Tax Laws, (b) is in form and substance reasonably satisfactory to the Buyer, (c) sets forth a Purchase Price Allocation that is consistent with Schedule 2.11, and (d) sets forth on the face of the invoice a description and unitary price for each assessed Acquired Asset and includes a categorization of Inventory.

          (g) Exhibits Q-1 through Q-6 are hereby deleted in their entirety and replaced with Exhibits Q-1 through Q-6 attached hereto.

          (h) Schedule 3.13(b) is hereby deleted in its entirety and replaced with Scheduled 3.13(b) attached hereto.

          (i) Schedule 3.19(b) is hereby deleted in its entirety and replaced with Sechedule 3.19(b) attached hereto.

     3. Effectiveness. This Amendment No. 1 shall become effective as of the date first written above (the "First Amendment Effective Date").

     4.  Reference to and Effect on the Agreement.

          (a) On or after the First Amendment Effective Date, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment No. 1.

          (b) Except as amended hereby, the provisions of the Agreement are and shall remain in full force and effect.

     5. Counterparts. This Amentdment No. 1 may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     6. Govening Law. This Amendment No. 1 shall be governed in all respects,

including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent that such principles or rules would requre the application of the law of another jurisdiction to the interpretation of the Parties' rights and obligations hereunder).

     IN WITNESS WHEREOF, the Parties have entered into this Amendment No. 1 as of the date first above written.

                                       EMPAQUES DE CARTON TITAN, S.A.
                                       DE C.V.



                                       By: /s/ Ignacio Rincon
                                          -----------------------------
                                          Name: Ignacio Rincon
                                          Title: Director



                                       CORPORACION DURANGO, S.A. DE
                                       C.V.



                                       By: /s/ Gabriel Villegas Salazar
                                          ------------------------------
                                          Name: Gabriel Villegas Salazar
                                          Title: Attorney-in-fact




                                       EMPAQUES MOLDEADOS DE
                                       AMERICA TECNOLOGIAS, S.R.L. DE
                                       C.V.



                                       By: /s/ R. Andrew de Pass
                                          -----------------------------
                                          Name: R. Andrew de Pass
                                          Title: Director